Exhibit 4.3

Tencent Online Advertising Agency Service Contract

Contract No.:

This Contract is entered into in Changning District, Shanghai on Jan. 1, 2026 by and between the following parties:

Party A: Beijing Xunhuo E-commerce Co., Ltd.	Party B: Beijing Zhiding Technology Co., Ltd.
Address: Room 503, 4th Floor, Building 8, Yard 30, Shixing Street, Shijingshan District, Beijing	Address: 21/F, Tower A, Gubei SOHO Tower, No. 188 Hongbaoshi Road, Changning District, Shanghai
Legal Representative: [**]	Legal Representative: [**]
Tel: [**]	Tel: [**]
Contact Person: [**]	Contact Person: [**]
Email: [**]	Email: [**]
Company Email Suffix: [**]	Company Email Suffix: [**]

Adhering to the principles of equality, mutual benefit, honesty, and trustworthiness, and in accordance with the Civil Code of the People’s Republic of China, the Advertising Law of the People’s Republic of China, and relevant laws and regulations, Party A and Party B, through friendly negotiations, have entered into this Contract regarding Party B’s provision of advertising agency services to Party A, the advertisers for which Party A acts as an agent, or other third parties that Party A entrusts Party B to provide services to (hereinafter collectively referred to as “Party A”) on the Tencent Guangdiantong Media Platform (hereinafter referred to as the “Media Platform” or “Tencent Platform”) for which Party B holds legally authorized agency rights, and agree to jointly abide by it.

1Services

1.1

Unless otherwise agreed by Party A and Party B, Party B shall, using the Tencent Media Platform for which it acts as an agent, provide services to Party A or clients designated by Party A, including advertising account opening, top-up, and procurement of display-type resources.

1.2

For each specific business transaction under this cooperation, the parties shall separately sign written documents or confirm via email a Statement of Execution. The content of the Statement of Execution includes, but is not limited to, the account opening name, top-up amount, advertising position, price, display format, resource allocation ratio, preferential policies, and payable fees. The fee standards corresponding to the specific services provided by Party B to Party A shall be as stipulated in the Statement of Execution. (A template for the Statement of Execution can be referenced in the Appendix example).

2Service Details

2.1	Contract Term: From [January] [1], 2026 to [December] [31], [2026].
2.2

After Party B activates the Tencent Media Platform account for Party A, [Party A] shall be independently responsible for the advertising content, advertising delivery, optimization, and related data analysis. That is, Party A shall independently handle the delivery of advertising content, optimization of the promotion platform account structure, adjustment of ad copy, optimization of ad creatives, suggestions for landing page optimization, and the setting and optimization of delivery regions and time periods. Related data analysis includes: advertising spend, impressions, clicks, etc. Should Party A entrust Party B with providing the above services, the specific service content shall be confirmed by Party A and Party B through a supplementary agreement or via other written forms such as email.

2.3

During the term of this Contract, the Media Platform has the right to adjust promotion positions, display formats, prices, resource allocation ratios, and preferential policies at any time, subject to the adjustments and published product preferential policies of the Media Platform. Party A acknowledges and agrees to cooperate with Party B in separately signing a supplementary agreement regarding the adjusted content and preferential policies of the Media Platform. If Party A refuses to make the adjustments, it shall, after settling all fees incurred under this Contract, notify Party B in writing. Upon Party B’s confirmation and consent, this Contract or the corresponding media contract shall be terminated.

2.4

Party A agrees to comply with the various platform rules established by the Media Platform. Any direct losses incurred by both Party A and Party B, as well as any liquidated damages or compensation paid to third parties arising from Party A’s violation of the Media Platform rules, shall be borne by Party A.

2.5

The content required for each advertising promotion under this Contract shall be provided by Party A. Party A warrants that the dimensions, image pixels, file size, or other specifications of the promotion content it provides shall strictly comply with the requirements of the Media Platform specifications. Regardless of whether the aforementioned content is owned by Party A itself, Party A shall possess the legal rights necessary for performing this Contract, including but not limited to copyright, trademark rights, and portrait rights, and hereby authorizes Party B to use such content for the purpose of fulfilling this Contract.

2.6

Under this Contract, the designated contact information of the parties is detailed at the beginning of this Contract. The parties agree that any content confirmed by their respective designated contacts via signature, email, WeChat, or other communication software, including but not limited to changes to the contract content, project execution plans, copy materials, etc., shall constitute valid legal documents related to this Contract. If the contact person of either party changes, the changing party shall immediately notify the other party in writing (including via email). If the changing party fails to fulfill its notification obligation, the receiving party shall still deem the actions of the contact person as stipulated in this clause to be valid, and any adverse consequences arising therefrom shall be borne solely by the changing party.

3Discount Policy

3.1

Party A undertakes that during the term of this Contract, each top-up amount for advertising placed on the Tencent Platform through Party B shall be no less than RMB 5,000 (in words: RMB Five Thousand).

3.2

During the validity period of this Contract, provided that Party A undertakes to fulfill the above commitments and does not breach the terms of this Contract, the preferential policies of the Media Platform that Party A is entitled to are currently none, and the specifics shall be subject to a supplementary agreement thereafter.

3.3

Preferential Validity Period: From [January] [1], 2026, until the end date of this Contract, the preferential terms shall be effective for new consumption incurred under this Contract. Consumption incurred before the preferential terms take effect shall not enjoy the fee discounts stipulated in this Contract. The fee discounts under this Contract apply only to products and services eligible for the discount. They cannot be used in advance or separately and must be implemented proportionally alongside the actual consumption during the same period.

3.4

If, due to Party A’s violation of the Media Platform’s rules, policies, or other normative documents, the Media party refuses to pay or deducts the rebates or other incentives that Party B should have earned based on the consumption amount, Party B has the right to correspondingly cancel or deduct the rebates or other incentives that Party A is entitled to; if the relevant incentives have already been issued in advance, Party B has the right to demand that Party A return the full amount in cash.

3.5

If the payment made by Party A includes other accounts payable not covered under this Contract, such portion shall not be included in the calculation of the discount amount. If Party A has any other unpaid accounts payable outside of this Contract, the discount amount calculated by Party B as due to Party A shall not be paid directly to Party A, but shall instead be used to offset the amount owed by Party A to Party B.

4Fee Settlement

4.1	Under this Contract, Party A agrees to settle with Party B in the manner set forth in option (1) below:
(1)

Post-payment Method: Party B shall advance payment to the Media on behalf of Party A based on the media account and amount confirmed by Party A via designated email or signature. The parties agree to settle accounts by calculating the total amount advanced by Party B for Party A on the Tencent Media Platform for the previous month in the current month, i.e.: By the 5th of each month, both parties shall tally and verify the total amount advanced by Party B for Party A on the Tencent Media Platform for the previous month. After verification and confirmation by both parties, Party B shall issue a special VAT invoice to Party A by the 15th of that month, and Party A shall pay Party B the full amount payable for the previous month by the 25th of that month (if it falls on a holiday, payment shall be made in advance). If Party A delays payment, Party B has the right to cancel Party A’s credit period and switch to a prepayment method of cooperation, or suspend top-ups for Party A until Party A settles the outstanding amount. If the payment method for an individual Statement of Execution is agreed by both parties to be prepayment, the Statement of Execution shall prevail.

4.2

If Party A’s data is inconsistent with Party B’s data, the Media’s data shall prevail. If Party A does not provide statistics for verification, the settlement data and settlement amount provided by Party B shall prevail.

4.3	Party B’s Receiving Account Information:

Company Name: Beijing Zhiding Technology Co., Ltd.

Bank: China Merchants Bank, Beijing Branch, East Fourth Ring Sub-branch

Account Number: [**]

Party A’s Invoicing Information:

Company Name: Beijing Xunhuo E-commerce Co., Ltd.

Address: East 5th Floor, Building 8, Xishanhui, Shijingshan District, Beijing

Tel: [**]

Tax ID: 91110101MA7MRWG9XG

Bank: [**]

Account Number: [**]

Invoice Content: Advertising Publication Fee

Tax Rate:6%

4.4

Party A agrees that regardless of the reason for the rescission or termination of this Contract, or when Party B ceases to provide services to Party A under the agreed conditions, the balance in Party A’s Media account shall be handled as follows:

4.4.1

If Party A and Party B settle fees based on the account consumption amount, then: the remaining unconsumed amount in the account shall belong to Party B, and Party A shall not assert any rights over it.

4.4.2	If Party A and Party B settle fees based on the account top-up amount, then: Party B shall pay a refund to Party A only when all of the following conditions are met simultaneously:
(1)	Party A and Party B confirm the account balance and the refundable amount via email or by signing an agreement;
(2)	Party B has received the refund of the cash balance in the Media account;
(3)

Party A does not owe any fees to Party B (if Party A owes fees to Party B, Party B may directly deduct the corresponding amount owed from the refund of Party A’s account balance and then refund the remaining amount to Party A);

(4)

If Party B has already issued an invoice for the corresponding amount to Party A, Party A must return the invoice or issue a qualified ‘Red-letter Special VAT Invoice Information Sheet’ of the equivalent amount to Party B.

5Advertising Creatives and Content

5.1

Party A shall ensure the legality of the advertising materials and websites it provides, and the truthfulness of the content of the advertising links, that it does not violate the Advertising Law and relevant laws, regulations, policies, public moral standards, as well as the specifications and systems of various media platforms, that it does not harm the legal rights and interests of any third party, and guarantees that it does not engage in misleading or false publicity regarding its products or business content. If Party A violates the provisions of this clause, any losses suffered by Party B as a result, including but not limited to fines, forfeitures, compensation amounts, litigation costs, attorney’s fees, etc., shall be borne by Party A. If such losses are initially borne by Party B, Party B may seek reimbursement from Party A.

5.2

If Party A entrusts Party B with providing advertising content, delivery, and optimization services, Party B has the right to review the link from an advertising professional’s perspective in accordance with the Advertising

Law and other laws and regulations, and may promptly notify Party A to modify content that does not comply with legal requirements. If the advertising promotion is delayed due to the content of Party A’s advertising link, Party B shall not be liable.

5.3

Party A shall not arbitrarily change the promoted industry, the brand and promotion format on the landing page, or the information at the bottom of the landing page. If various media reviews find that the client has unilaterally changed the promoted industry, landing page, or promotional materials, resulting in the client’s category being re-determined, Party B shall not be liable for any losses incurred.

5.4

If Party A entrusts Party B with providing advertising content, delivery, and optimization services, Party A shall provide Party B with all required advertising materials (including but not limited to advertising creatives and the pages linked from them) via email at least 5 business days before the advertising is scheduled to start. Party B shall not be liable for any delay or inability to execute the advertising release caused by Party A’s failure to provide the advertising materials on time as stipulated in this Contract.

5.5

If Party A entrusts Party B with providing advertising content, delivery, and optimization services, and Party A intends to replace materials during the term of the Contract, Party A shall notify Party B 5 business days in advance.

6Rights and Obligations of Both Parties

6.1

Party A must provide Party B with its valid enterprise establishment and existence information (including but not limited to business license, food production license, tax certificates, and bank account information) and other relevant documents and materials necessary for publishing online advertisements as requested by Party B. Party A warrants the authenticity of the submitted documents or other forms of text. Concurrently, Party A possesses legal and valid rights (including but not limited to copyright, trademark rights, and other intellectual property rights) and the capacity to publish advertisements. If Party A holds the relevant advertisements on behalf of a third party (the ‘Principal’), Party A warrants that it has full and necessary rights, authorizations, and licenses to sign this Contract on behalf of the Principal and to publish the relevant advertisements.

6.2

For special category advertisements (including but not limited to: medical, pharmaceutical, food for special medical purposes, medical devices, pesticides, veterinary drugs, health food advertisements, and advertisements for goods or services that require review by advertising review authorities or special qualifications as stipulated by laws and administrative regulations), before placing such advertisements or using Party B’s information technology services to support such advertisement placement, Party A must undergo review, file for record, or provide relevant qualification certificates from the relevant authorities, and proactively disclose the relevant supporting documents to Party B before placing such advertisements or using Party B’s information technology services to support such advertisement placement. If Party A fails to disclose or provide the above documents, resulting in Party B suffering administrative penalties or other losses, Party A shall be responsible for fully compensating Party B for all losses incurred.

6.3

Party A shall properly safeguard, correctly and securely use Party A’s account information (including but not limited to account and password), and shall ensure the security of its equipment and network. Under any circumstances, Party A shall independently bear all legal liability for all activities conducted under Party A’s account. If Party A suffers administrative penalties or penalties from the Tencent Platform due to violation of laws, regulations, or the Tencent account usage rules, Party A shall bear all responsibility; if this causes losses to Party B, Party A shall compensate Party B.

6.4

If Party A entrusts Party B with providing advertising content, delivery, and optimization services, Party B is responsible for executing the advertising promotion work in accordance with the project execution plan confirmed by Party A, and ensuring the stability and reliability of the advertising promotion. If difficulties in executing the plan arise due to reasons related to the Media, Party B may propose corresponding adjustment plans to Party A in writing for Party A’s reconfirmation, and act as Party A’s agent to claim corresponding compensation from the Media; Party B shall not be liable.

6.5

If Party A entrusts Party B with providing advertising content, delivery, and optimization services, Party A may request Party B to adjust the project execution plan based on feedback. However, such request shall be made to Party B in writing in accordance with the requirements for adjusting advertising promotion times published by the respective media, and Party B shall coordinate with the Media. After receiving the written notice of the adjustment plan from Party A, the parts of the original project execution plan that need adjustment shall be suspended. Any losses that may arise from this shall be borne by Party A. The adjusted project execution plan may only be executed after it is mutually agreed upon by Party A and Party B through negotiation and confirmed by Party A’s seal or other written form (email).

6.6

If the execution of the advertising plan is affected by adjustments made by the Media website to its service content, layout, page design, etc., Party B shall not be liable. However, Party B shall negotiate with the Media to adjust the project execution plan and report it to Party A for confirmation before implementation.

6.7

If Party A has any objection to Party B’s advertising services (including believing there is a shortfall, objection to settlement data/amount, or any other circumstance violating the provisions of this Contract), Party A shall raise the objection in writing to Party B within 3 business days from the date each service under each ‘Statement of Execution’ concludes. If Party A fails to raise a written objection within the specified period, it shall be deemed as Party A’s full acceptance of Party B’s services, and Party A shall pay the full amount on time as agreed.

6.8

Party A is obliged to comply with Tencent Platform promotion rules, policies, etc. If Party A’s account is suspended for promotion due to Party A’s violation of the foregoing, Party B shall not be liable. If Party B incurs penalties from the Media or other losses due to Party A or Party A’s end clients violating the Tencent Media delivery policies, Party A shall compensate Party B. Party A shall pay the corresponding amount to Party B within seven business days of receiving Party B’s notice of media penalty. For each day of delay in payment, Party A shall pay liquidated damages to Party B at a rate of 0.005% of the amount payable.

6.9

If a third party complains that the product or service corresponding to the content placed by Party A involves illegal activities, Party B has the right to immediately take down or delete the relevant product or page, and simultaneously cease providing services to Party A. Any losses arising therefrom shall be borne solely by Party A. If Party B suffers claims from third parties or penalties from any administrative or judicial authorities as a result, Party A shall compensate Party B for all losses. Party B has the right to directly deduct the aforementioned compensation from the prepaid fees paid by Party A, and Party B also reserves the right to terminate this Contract at any time.

6.10	Party B does not guarantee the effectiveness of media placement. Party A shall not refuse to make payment to Party B on the grounds that the placement effect did not meet expectations.
6.10

Restrictive Measures: Refers to the following measures that Party B has the right to impose on part or all of the functions of the accounts of Party A, the advertisers for which Party A acts as an agent, or other third parties that Party A entrusts Party B to provide services to, when Party A violates this Contract, platform rules, or relevant laws and regulations: freezing or transferring funds and rights and interests within the account (including balance, grants, consumption rebate red packets, coupons, etc.); restricting account delivery and transaction functions; disabling or canceling the account; restrictions on other promotion functions and service usage of the account, etc.

7Force Majeure

7.1

Once the parties to this Contract confirm that a force majeure event has occurred, rendering the performance of this Contract impossible or delayed, either party may suspend the performance of this Contract, provided that it notifies the other party within 2 business days and submits details and valid evidence of the force majeure event within 15 days. If the impact of the aforementioned force majeure event is not eliminated within 30 days from its occurrence, and the parties fail to reach a consensus on amendments to this Contract through negotiation, either party has the right to rescind this Contract. This Contract shall be rescinded from the date one party sends a termination notice to the other party.

7.2

‘Force Majeure’ refers to events that cannot be reasonably controlled by the parties to this Contract, are unforeseeable, or are unavoidable even if foreseen, and that make it impossible for either party to perform all or part of its obligations under this Contract. Such events include, but are not limited to, government actions, policy changes, earthquakes, typhoons, floods, fires or other natural disasters, war, or any other similar events.

7.3

Given the special nature of the Internet, force majeure also includes the following circumstances that affect the normal operation of the Internet: hacker attacks; significant impacts caused by technical adjustments by telecommunications authorities; temporary shutdowns due to government regulations; virus attacks.

7.4

If the force majeure events described above cause the partial or total non-performance or delay in performance of the Contract, neither Party A nor Party B shall bear any liability for breach of contract towards the other.

8Intellectual Property and Confidentiality

8.1

Each party warrants that the materials provided by it to the other party will not infringe upon the intellectual property rights or legitimate rights and interests of any other person. Otherwise, all responsibility shall be borne by the providing party, and the other party shall not be involved.

8.2

Both parties warrant that the hardware, software, programs, passwords, trade names, technology, licenses, patents, trademarks, technical knowledge, and business processes of the other party that one party learns of or is permitted to use under this Contract are the lawful property of the other party, and the using party has no rights or interests therein.

8.3

Matters such as the other party’s business secrets and technical secrets that either party learns of during the term of this Agreement and that require confidentiality shall not be disclosed or made public to any third party during the term of this Agreement or after its termination.

8.4	Neither party shall be deemed to have violated this Contract if it discloses confidential information under any of the following circumstances:
8.4.1	The information was already in the public domain at the time of disclosure;
8.4.2	The information is disclosed based on the other party’s prior written consent;
8.4.3

One party discloses information as required by government, judicial, or other authorities having jurisdiction over it in the course of performing official duties in accordance with the laws and regulations of China, provided that such party first notifies the other party in writing of the exact nature of the business secrets to be disclosed before such disclosure.

8.5	The provisions of clauses 8.3 and 8.4 above shall not become invalid upon the rescission or termination of this Contract.

9Liability for Breach

9.1

Party A shall pay fees to Party B according to the time and amount stipulated in this Contract. If Party A fails to pay the full amount on time as agreed, for each day of delay, Party A shall pay a late fee at a rate of 0.05% per day of the total overdue amount until the overdue amount is settled. Concurrently, Party B has the right to demand that Party A return all rebate or discount amounts already enjoyed. Party B has the right to directly deduct the unpaid fees and late fees from Party A’s prepayment or account balance (including the cash balance, rebate amounts, etc. within the accounts of Party A, the advertisers for which Party A acts as an agent, or other third parties that Party A entrusts Party B to provide services to). Concurrently, starting from the date of overdue payment, Party B has the right, without written notice, to directly suspend the provision of services to Party A and take corresponding restrictive measures until Party A settles the overdue amount, without bearing any liability for breach of contract. If Party A fails to pay the full amount within 7 days of the due date, Party B has the right to terminate the provision of services to Party A and unilaterally rescind this Contract without bearing any liability for breach of contract. Any disputes or disagreements arising from the aforementioned operations and related matters of Party B shall be handled and resolved by Party A itself with its agent clients or other relevant third parties, and shall have no bearing on Party B, Party B’s affiliated companies, or the Media Platform. Any losses suffered by Party B as a result may be recovered from Party A.

9.2

If Party A’s advertisements fail to be promoted according to the timeframe, position, and quantity stipulated in the project execution plan due to reasons attributable to Party B (erroneous or omitted deliveries shall be determined according to the media’s relevant regulations), Party A has the right not to pay the placement fee for that delivery. For failure to promote Party A’s advertisements according to the timeframe, position, and quantity stipulated in the project execution plan due to reasons attributable to the various media (erroneous or omitted deliveries shall be determined according to the media’s relevant regulations), Party B shall not be liable, but Party B shall cooperate with the various media to negotiate the specific promotion time, page, and position for compensation, and shall proceed with the promotion after confirmation by Party A in writing.

9.3

Unless otherwise provided in this Contract, if either party violates its obligations stipulated in this Contract, the breaching party shall, upon receipt of a written notice from the non-breaching party requesting rectification of its breach, immediately cease the breaching act and compensate the non-breaching party for all losses incurred (including but not limited to fines, forfeitures, compensation amounts, etc.). If the breaching party continues the breaching act or fails to perform its obligations, the non-breaching party, in addition to obtaining compensation for all its losses from the breaching party, also has the right to terminate this Contract. The costs incurred by the non-breaching party for rights protection, including but not limited to fines, forfeitures, compensation amounts, litigation costs, attorney’s fees, travel and accommodation expenses, appraisal fees, etc., shall be borne by the breaching party.

9.4

Unless otherwise provided by relevant law, in the event of contract breach/tort or under any other circumstances, Party B’s liability to Party A arising from or in connection with this Contract shall not exceed 20% of the amount of the single current payment made by Party A to Party B.

10Supplement, Amendment, and Rescission of the Contract”

10.1

Matters not covered in this Contract may be addressed by separately signing a written supplementary agreement after negotiation and mutual agreement between Party A and Party B. Such written supplementary agreement, sealed by both parties, shall have the same legal force as this Contract.

10.2

During the term of the Contract, unless otherwise stipulated in this Contract, if either party deems it necessary to rescind the Contract early, it shall notify the other party in writing one month in advance, subject to the other party’s written consent. Without mutual agreement, a party’s unilateral claim to amend or rescind this Contract shall have no legal effect. Any losses incurred by the other party as a result shall be compensated by the acting party.

10.3

Upon expiration of this Contract, if both parties reach an agreement through negotiation and sign a written contract, this Contract may be renewed. Otherwise, this Contract shall naturally terminate upon expiration.

10.4	Unless otherwise stipulated in this Contract, under the following circumstances, either party may terminate this Contract immediately by providing written notice to the other party:
10.4.1

Either party ceases operations, goes into liquidation (except for voluntary liquidation for a legitimate solvent reorganization or merger with the prior written consent of the other party), is dissolved, or closes down;

10.4.2

Either party is unable to pay its debts as they become due, or all or a substantial part of its property is placed under the management of a bankruptcy receiver, administrative receiver, or administrator (or any similar official or process under the laws of its place of incorporation or establishment), or it is facing any bankruptcy proceedings.

10.5

The termination of this Contract shall not affect the rights already acquired and/or obligations already incurred by the parties under this Contract prior to termination. Such rights and obligations include, but are not limited to:

10.5.1	If Party B has provided services as stipulated in the Contract, Party A shall pay Party B for the services already provided at the prices set forth in this Contract;
10.5.2	The breaching party’s liability for breach of contract arising from its breaching act.
10.6	The clauses of this Contract that stipulate ongoing obligations of the parties shall remain effective after the termination of this Contract.

11Anti-Commercial Bribery

11.1

To protect the legitimate rights and interests of both cooperating parties, ensure that the business dealings between the parties adhere to principles such as integrity and fair dealing, with a view to establishing a long-term and friendly commercial partnership and promoting the sound development of the relationship between the parties, the parties, through friendly negotiation, have agreed to the following terms:

11.1.1

Commercial bribery as referred to in this clause means any direct or indirect improper material or spiritual benefits provided by Party A or its personnel to Party B’s employees, for the purpose of obtaining cooperation or benefits from the cooperation with Party B, or to influence and/or attempt to influence any person’s actions or decisions in their official capacity, or to improperly obtain or retain business.

11.1.2

Improper Benefits: Party A or Party A’s personnel shall not, in the name of Party A or individuals, provide or give (by gift or transfer at non-fair market value) any direct or indirect benefits outside the scope of the cooperation business to any employee of Party B or related persons, including but not limited to: overt rebates, covert rebates, cash, shopping cards, physical goods, marketable securities, travel, shares, dividends, cash gifts, gifts, entertainment tickets, special discounts or samples, travel, meals, entertainment, derivative benefits of the cooperation business, or other material or non-material benefits paid for by Party A.

11.1.3

Conflicts of Interest: Including but not limited to (1) Party A shall not provide any form of loan to Party B’s employees and their related persons; (2) If Party A’s shareholders, supervisors, managers, senior executives, project leaders, or project team members are employees of Party B or their related persons, Party A shall truthfully and comprehensively inform Party B in writing before the cooperation. (3) During the cooperation, Party A shall not allow Party B’s employees or their spouses to hold, or have a third party hold on their behalf, equity in Party A (except for equity held through public securities markets representing less than 5% of outstanding shares, equity held through direct or indirect holdings in funds without actual control, or shares held through trusts where the beneficiary is neither the person themselves nor a related person). Party A is obliged to promptly disclose any existing or potential conflicts of interest to Party B and cooperate with Party B in taking measures to eliminate any potential impact on the cooperation between the parties.

11.1.4

If Party A commits any of the aforementioned acts, or Party B has reasonable grounds to believe that Party A is at risk of committing such acts, including but not limited to Party A refusing to cooperate with audits, inaccurate financial records, making false statements, or being suspected of offering or accepting bribes, Party B has the right to unilaterally terminate, in whole or in part, the contract with Party A. The contract shall terminate immediately upon Party B sending notice to Party A. Party A shall indemnify, defend, and hold Party B harmless from all losses, damages, claims, and penalties suffered by Party B as a result. If Party A violates the terms of this Contract, Party B reserves all rights to pursue civil and/or criminal legal liability against Party A and its directly responsible persons.

11.1.5	Party B’s dedicated reporting and complaint email: [**].

12Dispute Resolution and Governing Law

12.1	Any disputes arising between Party A and Party B within the scope of the terms of this Contract shall be resolved through negotiation as far as possible.
12.2

The formation, validity, interpretation, performance, amendment, and termination of this Contract, as well as the resolution of disputes, shall be governed by the relevant laws and regulations of the People’s Republic of China.

12.3

All disputes, disagreements, and conflicts arising from the performance of this Contract shall be resolved by the parties through friendly negotiation. If no agreement can be reached through negotiation, the matter shall be submitted for litigation to the People’s Court having jurisdiction over the place of registration or the contractually stipulated contact place of Party A, the place of registration or the contractually stipulated contact place of Party B, the place of contract signing, or the place of contract performance (Changning District, Shanghai).

13Notices and Service

13.1

Any notice or written correspondence between the parties must be written in Chinese and sent via fax, personal delivery (including express courier), or registered mail to the contact information at the beginning of this Contract or as otherwise notified in writing by the parties. The parties agree that the originals and electronic file contents of any project execution plan or copy materials confirmed by their respective contacts listed at the beginning of this Contract or as otherwise notified in writing by the parties via signature, email, WeChat, or other communication software shall constitute valid legal documents related to this Contract.

13.2

For disputes arising from this Contract, the parties confirm that judicial authorities may serve litigation legal documents through any one or more of the contact methods stipulated in this Contract (including but not limited to mailing to the contact address listed in the agreement, sending by email, or sending by SMS text message). The time of service shall be based on the earliest time of service among the above service methods. Both Party A and Party B jointly confirm that the above service methods apply to all judicial stages, including but not limited to the first instance, second instance, retrial, enforcement, and supervision procedures. Concurrently, both parties guarantee that the service addresses are accurate and valid. If the provided addresses are inaccurate, or if a change of address is not promptly communicated, resulting in legal documents being unable to be served or not served in a timely manner, the party concerned shall bear the potential legal consequences arising therefrom.

13.3

Determination of Receipt Date: If the notice or correspondence is delivered by fax, the date of receipt shall be the exact time shown on the fax transmission record. However, if the fax is sent after 5:00 p.m. on that day, or if the time in the recipient’s location is not a business day, the date of receipt shall be the next business day in the recipient’s location. If delivered by email, the time the email enters the recipient’s designated email system shall be deemed as delivered. If delivered by personal delivery (including express courier), the date of receipt shall be the date of signature by the recipient. If sent by registered mail, the receipt issued by the post office shall serve as proof, and the date of receipt shall be deemed to be five business days from the date of dispatch.

13.4

If a party undergoes any change that affects the performance of this Contract, including but not limited to changes in registered address, contact phone number, fax, or contact person, the changing party shall promptly notify the other party in writing. Such notice shall be delivered and handled in accordance with Clause 14 of this Contract. If the changing party fails to fulfill its notification obligation, the other party shall still deem the contact information stipulated in this clause to be valid, and any adverse consequences arising therefrom shall be borne solely by the changing party.

14Miscellaneous

14.1

Under any of the following circumstances of Party A, all debts owed by Party A to Party B (whether due or not) shall, without notice or demand from Party B, automatically lose the benefit of term. Party A shall pay off all debts to Party B within the period required by Party B or provide qualified security within the specified time as required by Party B. Concurrently, Party B has the right to cancel the credit period stipulated in the contract with Party A and require Party A to prepay the contract amount:

(1)	Party A receives administrative sanctions from relevant state authorities, such as being banned, having its business suspended, or having its business license revoked;
(2)	Party A’s assets or shares are seized, impounded, frozen (including temporary measures such as preservation), or subject to compulsory enforcement by relevant state authorities;
(3)	Party A voluntarily dissolves or enters into judicial dissolution proceedings, or an application for liquidation or bankruptcy is filed against it by a relevant entity;
(4)	Party A becomes insolvent or its solvency significantly weakens, such as being sued for debts by multiple creditors within a short period, or experiencing a large proportion of equity pledges;
(5)	Party A is investigated or penalized for tax violations, which materially affects the performance of the contract;
(6)	Party A violates any clause of this Contract and fails to rectify its breach within the period required by Party B;
(7)	Party A undergoes a change in its controlling shareholder or legal representative during the term of the contract;
(8)

Other circumstances occur that may make it difficult to perform the contract (such as a serious deterioration in operating conditions, capital reduction or other acts to transfer property to evade debts, involvement in major litigation, or other circumstances causing loss of commercial credibility).

Should any of the above circumstances occur, Party A may promptly contact Party B within 5 days from the time it discovers or after the occurrence of the relevant circumstance to negotiate a change to the contract payment terms or to provide security. If Party A fails to fulfill its notification obligation, upon discovering any of the above circumstances, Party B has the right to unilaterally suspend any service at any time, and Party B has the right to notify Party A by email or other means, requiring Party A to change the contract terms or provide security within a specified period (no less than 5 days). If Party A fails to comply within the notice period, Party B has the right to unilaterally terminate all services, including but not limited to those under this Contract, and Party B has the right to unilaterally rescind this Contract.

14.2

Without Party B’s prior written consent, Party A shall not assign, subcontract, or delegate, in whole or in part, any rights or obligations under this Contract to any third party. Otherwise, Party B has the right to terminate this Contract early at any time and pursue Party A’s liability for breach of contract. Party B has the right to assign, in whole or in part, any rights or obligations under this Contract to an affiliated company of Party B (for the purpose of this Contract, ‘affiliated company’ means, with respect to a particular company, any other company that controls, is controlled by, or is under common control with that particular company through equity, contract, or other means), without the need to separately obtain Party A’s consent.

14.3

This Contract shall be binding on the successors of each party. If a party undergoes a change in ownership or control (including reorganization, deregistration, merger with any third party, or acquisition or division by a third party), it shall immediately notify the other party. In the event of such a change in ownership or control of one party, the other party has the right to choose to require the original legal entity or its successor to continue performing the Contract in accordance with the terms of this Contract.

14.4

Except as necessary for the work stipulated in this Contract, without the other party’s prior written consent, neither party may unilaterally use or reproduce the other party’s trademarks, logos, business information, technology, or other materials.

14.5	The failure of either party to timely exercise any right under this Contract shall not be deemed a waiver of such right, nor shall it affect the party’s ability to exercise such right in the future.
14.6

Any right, power, or remedy obtained or retained by a party under this Contract shall not exclude the application of any other rights, powers, or remedies it may have, and the above-mentioned rights, powers, or remedies may be applied concurrently.

14.7

If any provision of this Contract is wholly or partially invalid or unenforceable for any reason, or violates any applicable law, that provision shall be deemed deleted, but the remaining provisions of this Contract shall remain valid and binding.

14.8

Matters not covered in this Contract shall be supplemented in writing after friendly negotiation between Party A and Party B. This Contract, its annotations, appendices signed pursuant to this Contract, supplementary agreements, and notices, documents, emails, communication records, etc., issued by the parties regarding the signing and performance of this Contract, together constitute the complete contract for the cooperation between the parties and have the same legal force.

14.9	Any headings in this Contract are for reference only and shall not affect the meaning or interpretation of this Contract.
14.10

This Contract shall take effect upon being sealed by both parties as of the signing date indicated on the first page of this Contract. Amendments and changes to this Contract must be agreed upon by both parties through negotiation, made in writing, and shall take effect upon being sealed by both parties.

14.11	This Contract is executed in duplicate, with each party holding one copy, both having the same legal force.
14.12

This Contract contains all the agreements and understandings reached by the parties concerning the subject matter hereof. All prior oral or written agreements, representations, statements, understandings, negotiations, and discussions between the parties are superseded, except where otherwise expressly stated in this Contract.

Appendix: Statement of Execution Example, Settlement Statement Example

[No text below this line]

Party A: Beijing Xunhuo E-commerce Co., Ltd.	Party B: Beijing Zhiding Technology Co., Ltd.
Seal: Beijing Xunhuo E-commerce Co., Ltd. - Contract Seal (Seal)	Seal: Beijing Zhiding Technology Co., Ltd. - Contract Seal (Seal)
Authorized Representative:	Authorized Representative:
Signature:	Signature:

Statement of Execution Example

Party A agrees that Party B shall provide advertising agency services to Party A in accordance with the provisions of the “Contract” (hereinafter referred to as the “Principal Contract”) signed by both parties on [Date]. The “Statement of Execution” confirmed by the seal or email of both parties is an integral part of the Principal Contract and has the same legal force as the Principal Contract. In the event of any conflict with the Principal Contract, the terms of this “Statement of Execution” shall prevail.

Media Platform			Product Line
Service Content	□ Top-up Type	Top-up Account	Top-up Time	Top-up Amount	Amount Displayed in Media Account

	□ Display Type (details as per the schedule)	Placement Time	Placement Amount	Promoted Product

Actual Settled Fee Amount		RMB (in words: )
Fee Payment Time		By [Month] [Day] [Year]
Fee Billing Method

The pricing method for this service is

CPM: Cost Per Mille, charged per thousand impressions. (Unit: thousand impressions)

CPC: Cost Per Click, charged per click. (Unit: click)

CPT: Cost Per Time, charged based on the fixed time of publication. (Unit: hour/day/month)

CPA: Cost Per Action, charged based on the number of product activations. (Unit: activation)

CPD: Cost Per Download, charged based on the number of product downloads. (Unit: download)

CPPA: charged based on the number of product mobile arrivals. (Unit: arrival)

Allocation and Rebate Status		Preferential Policy: 100 rebate 10 (example) Rebate Method: Immediate rebate upon top-up or discount (example)
Remarks
Party A (Seal): Contact Person: Contact Email: Date:				Party B (Seal): Contact Person: Contact Email: Date:

Settlement Statement Example

No.:

1. Party A agrees to pay fees to Party B based on the fee standards corresponding to the specific services provided by Party B, in accordance with the provisions of the “Contract” (hereinafter referred to as the “Principal Contract”) signed by both parties on [Date].

2. The “Settlement Statement” confirmed by the seals of both parties to this Contract is an integral part of the Principal Contract and has the same legal force as the Principal Contract.

3. The amounts involved under this Settlement Statement are calculated in Renminbi (RMB), with the unit being: Yuan.

Media Platform:	Product Line:
Settlement Period	[Month] [Day] [Year] to [Month] [Day] [Year]
Total Settlement Amount	RMB (in words: )
Payment Method	☐ Cash ☐ Check ☐ Telegraphic Transfer ☐ Other:
Party A’s Invoicing Information	Company Full Name: Taxpayer Identification Number: Address: Tel: Bank: Account Number: Tax Rate: Invoicing Content:
Party B’s Account Information	Account Name: Bank: Account Number:
Party A: Contact Person: Contact Email:	Party B: Contact Person: Contact Email:
Date:	Date: